INTERTAPE POLYMER GROUP INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TAKE NOTICE that an Annual Meeting of shareholders (the “Meeting”) of INTERTAPE POLYMER GROUP INC. (the “Corporation”) will be held:

Place:	The Fairmont Royal York
The British Columbia Room
100 Front Street West
Toronto, Ontario

Date:	June 3, 2011

Time:	10:00 a.m. (Toronto time)

The purposes of the Meeting are to:

1.	receive and consider the consolidated financial statements of the Corporation for the fiscal year ended December 31, 2010 and the auditors’ report thereon;

2.	elect directors;

3.	appoint auditors and authorize the directors to fix their remuneration; and

4.	transact such other business as may properly be brought before the Meeting.

If you are unable to attend the Meeting in person, please date, sign and return the enclosed form of proxy. Proxies to be used at the Meeting must be deposited with CIBC Mellon Trust Company, Banking Hall, 320 Bay Street, Toronto, Ontario M5H 4A6 before the commencement of the Meeting or at any adjournment thereof.

DATED at Montreal, Québec May 3, 2011
BY ORDER OF THE BOARD OF DIRECTORS

/s/ Christopher J. Winn
Christopher J. Winn
Secretary

MANAGEMENT INFORMATION CIRCULAR

SOLICITATION OF PROXIES BY MANAGEMENT

This Management Information Circular (the “Circular”) is furnished in connection with the solicitation by the management of Intertape Polymer Group Inc. (the “Corporation”) of proxies to be used at the Annual Meeting of shareholders (the “Meeting”) of the Corporation to be held at the time and place and for the purposes set forth in the Notice of Meeting and all adjournments thereof. Except as otherwise stated, the information contained herein is given as of May 3, 2011 and all dollar amounts in this Circular are in U.S. dollars. The solicitation will be made primarily by mail. However, officers and employees of the Corporation may also solicit proxies by telephone, telecopier, e-mail or in person. The total cost of solicitation of proxies will be borne by the Corporation.

APPOINTMENT AND REVOCATION OF PROXIES

The persons named in the enclosed form of proxy are directors and officers of the Corporation. Each shareholder is entitled to appoint a person, who need not be a shareholder, to represent him, her or it at the Meeting other than those whose names are printed on the accompanying form of proxy by inserting such other person’s name in the blank space provided in the form of proxy and signing the form of proxy or by completing and signing another proper form of proxy. To be valid, the duly-completed form of proxy must be deposited at the offices of CIBC Mellon Trust Company, Banking Hall, 320 Bay Street, Toronto, Ontario M5H 4A6 before the commencement of the Meeting or at any adjournment thereof, or with the Chairman of the Meeting before the commencement of the Meeting or any adjournment thereof. The instrument appointing a proxy holder must be executed by the shareholder or by his attorney authorized in writing or, if the shareholder is a corporate body, by its authorized officer or officers.

A shareholder who has given a proxy may revoke it, as to any motion on which a vote has not already been cast pursuant to the authority conferred by it, by an instrument in writing executed by the shareholder or by the shareholder’s attorney authorized in writing or, if the shareholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized. The revocation of a proxy, in order to be acted upon, must be deposited with CIBC Mellon Trust Company, Banking Hall, 320 Bay Street, Toronto, Ontario M5H 4A6 prior to 5:00 p.m. on June 2, 2011 or with the Chairman of the Meeting before the commencement of the Meeting or any adjournment thereof, or in any other manner permitted by law.

EXERCISE OF DISCRETION BY PROXIES

In the absence of any direction to the contrary, shares represented by properly-executed proxies in favour of the persons designated in the enclosed form of proxy will be voted FOR the: (i) election of directors; and (ii) appointment of auditors, as stated under such headings in this Circular. Instructions with respect to voting will be respected by the persons designated in the enclosed form of proxy. With respect to amendments or variations to matters identified in the Notice of Meeting and with respect to other matters that may properly come before the Meeting, such shares will be voted by the persons so designated in their discretion. At the time of printing this Circular, management of the Corporation knows of no such amendments, variations or other matters.

NON-REGISTERED SHAREHOLDERS

Only registered shareholders or the persons they appoint as their proxies are permitted to vote at the Meeting. However, in many cases, shares beneficially owned by a non-registered shareholder (a “Non-Registered Holder”) are registered either: (i) in the name of an intermediary (an “Intermediary”) that the Non-Registered Holder deals with in respect of the common shares (such as securities dealers or brokers, banks, trust companies, and trustees or administrators of self-administered RRSPs, RRIFs, RESPs, TFSAs and similar plans); or (ii) in the name of a clearing agency of which the Intermediary is a participant. In accordance with National Instrument 54-101 of the Canadian Securities Administrators, entitled “Communication with Beneficial Owners of Securities of a Reporting Issuer”, the Corporation has distributed copies of the Notice of Meeting and this Circular (collectively, the “Meeting Materials”) to the clearing agencies and Intermediaries for distribution to Non-Registered Holders. Intermediaries are required to forward the Meeting Materials to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive them. Intermediaries often use service companies to forward meeting materials to Non-Registered Holders. Generally, Non-Registered Holders who have not waived the right to receive the Meeting Materials will either:

(a)

typically, be provided with a computerized form (often called a “voting instruction form”) which is not signed by the Intermediary and which, when properly completed and signed by the Non-Registered Holder and returned to the Intermediary or its service company, will constitute voting instructions which the Intermediary must follow.

In order for the applicable computerized form to validly constitute a voting instruction form, the Non-Registered Holder must properly complete and sign the form and submit it to the Intermediary or its service company in accordance with the instructions of the Intermediary or service company. In certain cases, the Non-Registered Holder may provide such voting instructions to the Intermediary or its service company through the Internet or through a toll-free telephone number; or

(b)	less commonly, be given a proxy form which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted to the number of shares beneficially owned by the Non-Registered Holder but which is otherwise not completed. In this case, the Non-Registered Holder who wishes to submit a proxy should properly complete the proxy form and submit it to CIBC Mellon Trust Company, Banking Hall, 320 Bay Street, Toronto, Ontario M5H 4A6.

In either case, the purpose of these procedures is to permit Non-Registered Holders to direct the voting of the common shares which they beneficially own.

Should a Non-Registered Holder who receives a voting instruction form wish to vote at the Meeting in person (or have another person attend and vote on behalf of the Non-Registered Holder), the Non-Registered Holder should print his, her or its own name, or that of such other person, on the voting instruction form and return it to the Intermediary or its service company. Should a Non-Registered Holder who receives a proxy form wish to vote at the Meeting in person (or have another person attend and vote on behalf of the Non-Registered Holder), the Non-Registered Holder should strike out the names of the persons set out in the proxy form and insert the name of the Non-Registered Holder or such other person in the blank space provided and submit it to CIBC Mellon Trust Company at the address above.

In all cases, Non-Registered Holders should carefully follow the instructions of their Intermediary, including those regarding when, where and by what means the voting instruction form or proxy form must be delivered.

A Non-Registered Holder may revoke voting instructions which have been given to an Intermediary at any time by written notice to the Intermediary.

VOTING SHARES

As at May 3, 2011, there were 58,961,050 common shares of the Corporation issued and outstanding. Each common share entitles the holder thereof to one vote. The Corporation has fixed May 4, 2011 as the record date (the “Record Date”) for the purpose of determining shareholders entitled to receive notice of the Meeting. Pursuant to the Canada Business Corporations Act (“CBCA”), the Corporation is required to prepare, no later than ten days after the Record Date, an alphabetical list of shareholders entitled to vote as of the Record Date that shows the number of common shares held by each shareholder. A shareholder whose name appears on the list referred to above is entitled to vote the common shares shown opposite his, her or its name at the Meeting. The list of shareholders is available for inspection during usual business hours at the registered office of the Corporation, 1250 René-Lévesque Blvd. West, Suite 2500, Montreal, Québec H3Y 4Y1 and at the Meeting.

PRINCIPAL SHAREHOLDERS

As at May 3, 2011, to the knowledge of the directors and executive officers of the Corporation, the following are the only persons who beneficially own, or exercise control or direction over, directly or indirectly, more than 10% of the issued and outstanding common shares of the Corporation:

Name	Number of shares held	Percentage
Letko, Brosseau & Associates Inc.(1)	13,036,526	22.1
Wells Fargo & Company(2)	11,756,371	19.94

(1)	Based on a report dated February 28, 2011 filed by Letko, Brosseau & Associates Inc. pursuant to National Instrument 62-103.
(2)	Based on a report dated January 14, 2011 filed by Wells Fargo & Company with the United States Securities and Exchange Commission.

ELECTION OF DIRECTORS

The Board currently consists of eight directors. The persons named in the enclosed form of proxy intend to vote for the election of the eight nominees whose names are set out below. Each director will hold office until the next annual meeting of shareholders or until the election of his successor, unless he resigns or his office becomes vacant by removal, death or other cause.

The following table sets out the name of each of the persons proposed to be nominated for election as director, all other positions and offices with the Corporation now held by such person, his province or state, and country of residence and principal occupation, the date on which such person became a director of the Corporation, and the number of common shares of the Corporation that such person has advised are beneficially owned or over which control or direction is exercised, directly or indirectly, by such person as at the date indicated below.

Name, province or state and country of residence and position with the Corporation	Principal occupation	Director since	Number of common shares beneficially owned or over which control or direction is exercised as at May 3, 2011(1)
Eric E. Baker(2)(5) Ontario, Canada Chairman of the Board of Directors	President Altacap Investors Inc. (private equity manager)	June 28, 2007(6)	2,878,689

Melbourne F. Yull(2) Florida, U.S.A. Executive Director and Director	Retired	June 28, 2007(7)	2,530,109

Robert M. Beil(4)(5) Arizona, U.S.A. Director	Retired	September 5, 2007	30,000

George J. Bunze(3)(5) Québec, Canada Director	Vice-Chairman Kruger Inc. (pulp and paper company)	June 28, 2007	25,250

Torsten A. Schermer(3)(4) North Carolina, U.S.A. Director	President MESC Corporation (franchise development company)	September 5, 2007	22,720

Jorge N. Quintas(8)(4) Porto, Portugal Director	President Nelson Quintas SGPS, SA (manufacturer of electrical and telecommunication cables)	June 29, 2009	1,833,468

Robert J. Foster(3) Ontario, Canada Director	President Capital Canada Limited (investment banking firm)	June 8, 2010	25,000

Gregory A. Yull Florida, U.S.A. Nominee for election as a Director	Chief Executive Officer and President of the Corporation	August 2, 2010	154,050

(1)	This information was provided to the Corporation by the respective directors.
(2)	Member of the Executive Committee.
(3)	Member of the Audit Committee.
(4)	Member of the Compensation Committee.
(5)	Member of the Nominating & Governance Committee.
(6)	Mr. Baker was also a director of the Corporation from its incorporation on December 22, 1989 to July 4, 2000 and, prior thereto, a director of a predecessor company from 1984.
(7)	Mr. Yull was also a director of the Corporation from its incorporation on December 22, 1989 to June 14, 2006 and, prior thereto, a director of a predecessor company from 1981.
(8)	Mr. Quintas was also a director of the Corporation from May 2005 to June 2006.

Gregory A. Yull

Mr. Yull was appointed Chief Executive Officer and President on June 8, 2010. He was President, Tapes & Films, since 2008. Prior to that he was President, Distribution Products (Tapes & Films), since October, 2005. Prior to that he served as Executive Vice President, Industrial Business Unit (for tapes and films) since November 2004, and prior to that was President, Film Products, since June, 1999. Prior to that he was Products Manager - Films since 1995. Gregory A. Yull is a son of Melbourne F. Yull.

To the knowledge of the Corporation, none of the foregoing nominees for election as director of the Corporation:

(a)	is, or within the last ten years has been, a director, chief executive officer or chief financial officer of any company that:

(i)	was subject to a cease trade order, an order similar to a cease trade order, or an order that denied the relevant company access to any exemption under applicable securities legislation, and which in all cases was in effect for a period of more than 30 consecutive days (an “Order”), which Order was issued while the proposed director was acting in the capacity as director, chief executive officer or chief financial officer of such company; or

(ii)	was subject to an Order that was issued after the proposed director ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer of such company; or

(b)	is, or within the last ten years has been, a director or executive officer of any company that, while the proposed director was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(c)	has, within the last ten years, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or become subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold his assets, except for: George J. Bunze, who, as a nominee of Kruger Inc., served as Vice-Chairman of Global Tissue LLC, a Delaware limited liability company acquired in 1999 by an indirect partially-owned subsidiary of Kruger Inc., and which commenced bankruptcy proceedings in 2000 before the U.S. Bankruptcy Court in Delaware; Eric E. Baker, a former director of AldeaVision Solutions Inc., a company whose shares were listed on the TSX Venture Exchange and which in 2007 filed court proceedings before the Superior Court of Québec for protection under the Companies’ Creditors Arrangement Act (Canada) and Robert J. Foster, who was a director of Canada 3000 Inc., which commenced bankruptcy proceedings in 2001 before the Ontario Superior Court of Justice under the Bankruptcy and Insolvency Act (Canada).

None of the foregoing nominees for election as director of the Corporation has been subject to:

(a)	any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b)	any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable security holder in deciding whether to vote for a proposed director.

DIRECTORS’ AND OFFICERS’ INSURANCE

The Corporation maintains directors’ and officers’ liability insurance covering liability, including defense costs, of directors and officers of the Corporation incurred as a result of acting in such capacity, provided that they acted honestly and in good faith with a view to the best interests of the Corporation. The current limit of the insurance is $25 million. An annual premium of $222,000 was paid by the Corporation in the last-completed financial year with respect to the period from December 2009 to December 2010. Claims payable to the Corporation are subject to retention or a deductible of up to $100,000 per occurrence, except for securities claims which have a $1,000,000 deductible per occurrence.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

This discussion describes the Corporation’s compensation program for each person who acted as Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) and the three most highly-compensated executive officers (or three most highly-compensated individuals acting in a similar capacity), other than the CEO and CFO, whose total compensation was more than $150,000 in the Corporation’s last financial year (each a “Named Executive Officer” or “NEO” and collectively, the “Named Executive Officers”). This section addresses the Corporation’s philosophy and objectives and provides a review of the process that the Compensation Committee follows in deciding how to compensate the Named Executive Officers. This section also provides discussion and analysis of the Compensation Committee’s specific decisions regarding the compensation of the Named Executive Officers for the financial year ended December 31, 2010.

Compensation Program Philosophy

The Corporation’s executive compensation philosophy and program objectives are directed primarily by two guiding principles. First, the program is intended to provide competitive levels of compensation, at expected levels of performance, in order to attract, motivate and retain talented executives. Second, the program is intended to create an alignment of interest between the Corporation’s executives and shareholders so that a significant portion of each executive’s compensation is linked to maximizing shareholder value. In support of this philosophy, the executive compensation program is designed to reward performance that is directly relevant to the Corporation’s short-term and long-term success. The Corporation attempts to provide both short-term and long-term incentive compensation that varies based on corporate and individual performance.

Three primary components comprise the Corporation’s compensation program. They are basic salary, annual incentive bonuses based on performance, and long-term stock options granted pursuant to the Corporation’s Executive Stock Option Plan (“ESOP”). Each element of compensation fulfills a different role in attracting, retaining and motivating qualified executives and employees with the expertise and skills required in the business of the Corporation, who can effectively contribute to its long-term success and objectives. The following discussion describes the Corporation’s executive compensation program by component of compensation and discusses how each component relates to the Corporation’s overall executive compensation objective. In establishing the executive compensation program, the Corporation believes that:

(a)	base salaries provide an immediate cash incentive for the Corporation’s Named Executive Officers and should be at levels competitive with peer companies that compete with the Corporation for business opportunities and executive talent;

(b)	annual incentive bonuses encourage and reward performance over the financial year compared to predefined goals and objectives and reflect progress toward company-wide performance objectives and personal objectives; and

(c)	stock options ensure that the Named Executive Officers are motivated to achieve long-term growth of the Corporation and continuing increases in shareholder value, and provide capital accumulation linked directly to the Corporation’s performance.

The Corporation places equal emphasis on base salary and stock options as short-term and long-term incentives, respectively. Annual incentive bonuses are related to performance and may form a greater or lesser part of the entire compensation package in any given year.

Purpose

The Corporation’s executive compensation program has been designed to accomplish the following long-term objectives:

(a)	create a proper balance between building shareholder wealth and competitive executive compensation while maintaining good corporate governance;

(b)	produce long-term, positive results for the Corporation’s shareholders;

(c)	align executive compensation with corporate performance and appropriate peer-group comparisons; and

(d)	provide market-competitive compensation and benefits that will enable the Corporation to recruit, retain and motivate the executive talent necessary to be successful.

Compensation Process

The Compensation Committee administers the Corporation’s compensation program in accordance with the mandate set out in the Compensation Committee’s charter, which has been adopted by the Board of Directors of the Corporation (the “Board”). Part of the mandate is to evaluate and recommend to the Board compensation policies and programs for the Corporation’s directors, executive officers and senior management, including option grants under the ESOP described below. The Compensation Committee has the authority to retain compensation consultants to assist in the evaluation of director, chief executive officer and senior executive compensation.

The Compensation Committee is appointed by the Board and is currently composed of three directors, that is, Robert M. Beil (Chairman), Torsten A. Schermer and Jorge N. Quintas, none of whom is or has been at any previous time an employee of the Corporation or any of its subsidiaries, and all of whom are considered independent within the meaning of National Instrument 52-110 - Audit Committee.

The Compensation Committee annually reviews the compensation levels for the executive officers and certain members of senior management. For the fiscal year ended December 31, 2010, the Compensation Committee reviewed information it received from the CEO. It used this information to determine and approve such changes to the general compensation levels that it considered appropriate. In addition, on the recommendation of the CEO, the Compensation Committee approved and recommended to the Board discretionary stock option awards for executive officers and senior management. In arriving at its decisions, the Compensation Committee reviewed industry comparisons for similar-sized companies and for other companies in the packaging materials sector.

Base Salaries

The base salaries of the Named Executive Officers are reviewed annually to ensure that they take into account the following factors: market and economic conditions; levels of responsibility and accountability of each NEO; skill and competencies of each NEO; retention considerations; and level of demonstrated performance.

Variable Cash Incentive Awards – Bonuses

The Compensation Committee’s philosophy with respect to executive officer bonuses is to align the payments of bonuses with the performance of the Corporation, based on predefined goals and objectives established by the Compensation Committee and management. As a result of the fiscal 2010 performance of the Corporation, in 2010 the Compensation Committee decided not to recommend the payment of bonuses to the Named Executive Officers for the fiscal year ended December 31, 2010. The eligibility criteria for bonuses for the NEOs for 2011 are purely objective and are based on the Corporation achieving specific target amounts for cash flow from operations after changes in working capital and EBITDA (net earnings (loss) before (i) income taxes (recovery); (ii) financial expenses, net of amortization; (iii) refinancing expense, net of amortization; (iv) amortization of other intangibles and capitalized software costs; and (v) depreciation.

Stock Option Plan

The Corporation provides long-term incentive compensation to its Named Executive Officers through the ESOP. The ESOP is described in detail below under the heading “Securities Authorized for Issuance under Equity Compensation Plan – Executive Stock Option Plan”. The Compensation Committee recommends the granting of stock options from time to time based on its assessment of the appropriateness of doing so in light of the long-term strategic objectives of the Corporation, its current stage of development, the need to retain or attract particular key personnel, the number of stock options already outstanding and overall market conditions. The Compensation Committee views the granting of stock options as a means of promoting the success of the Corporation and higher returns to its shareholders. As such, the Compensation Committee does not grant stock options in excessively dilutive numbers or at exercise prices not reflective of the Corporation’s underlying value. For the fiscal year ended December 31, 2010, the Compensation Committee recommended the granting of stock options to the Named Executive Officers in respect of an aggregate of 455,000 common shares.

Group Benefits/Perquisites

The Compensation Committee believes that the perquisites for Named Executive Officers should be limited in scope and value and commensurate with perquisites offered by peer group companies. The perquisites, including property or other personal benefits provided to an NEO that are not generally available to all employees in the year ended December 31, 2010 did not exceed in any case the lesser of $50,000 or 10% of the NEO’s total salary.

Performance Graph

The following graph compares the cumulative five-year total return provided to shareholders on the Corporation’s common shares relative to the cumulative total returns of the S&P/TSX Composite Index. An investment of $100 (with reinvestment of all dividends) is assumed to have been made in the Corporation’s common shares and in the Index on December 31, 2005 and their relative performance is tracked through December 31, 2010.

Date	12/31/05	12/31/06	12/31/07	12/31/08	12/31/09	12/31/10
Intertape Polymer Group Inc.	100.00	60	30	11	29	11
S&P/TSX Composite Index	100.00	117	129	86	117	137

FIVE-YEAR TOTAL RETURN ON $100 INVESTMENT (DIVIDENDS REINVESTED)

(Based on the Corporation’s trading on The Toronto Stock Exchange (rounded to the nearest dollar))

During the period from 2005 through 2010, the Corporation’s share price underperformed in comparison to the S&P/TSX Composite Index. During this same period, the aggregate annual compensation of the Named Executive Officers increased annually through 2007, decreased in 2008 and 2009 and increased in 2010. The annual base salaries for the Named Executive Officers during 2010 were 1.4% less than the annual base salaries for the Named Executive Officers in 2005.

Variable cash incentive awards based on the Corporation’s financial performance occurred in 2005 based on 2004 financial performance and peaked in 2007 in connection with the Corporation’s financial performance for 2006. In 2008, there was a variable cash incentive award based on the financial performance of the Tapes and Films Division in 2007. There were no variable cash incentive awards in 2009 based on the financial performance of the Corporation in 2008 In 2010, there was a variable cash incentive award based on the financial performance of the Tapes and Films Division in 2009.

In 2007 and 2008, retention bonuses were paid to Named Executive Officers in connection with the strategic alternatives process and the subsequent voting down by the shareholders of the proposed sale of the Corporation and the related changes in the composition of the Board of Directors.

The Compensation Committee does not establish compensation or incentive levels based solely on the market value of the common shares of the Corporation. The Compensation Committee believes that there are a variety of factors that have an impact on the market value of the Corporation’s common shares that are not reflective of the underlying performance of the Named Executive Officers including the limited liquidity of the Corporation’s common shares and the general market volatility.

Summary of the Compensation of the Named Executive Officers

Between the resignation of the Interim CEO on June 28, 2007 and June 8, 2010, the Corporation did not have a CEO. Eric E. Baker and Melbourne F. Yull have served, respectively, as the Chairman of the Board of Directors and Executive Director of the Corporation between June 28, 2007 and June 8, 2010, the date on which Gregory A. Yull was appointed CEO. The compensation paid to companies with which Messrs. Baker and Yull are respectively associated is set out under “Advisory Services Agreements”, commencing on page 12 below.

The following table provides information for the financial years ended December 31, 2010, 2009 and 2008 regarding compensation paid to or earned by the Named Executive Officers.

Summary Compensation Table

Name and Principal Occupation	Year	Salary ($)	Share- Based Awards ($)	Option- Based Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)			Pension Value ($)	All other Compensation(2) ($)		Total Compensation ($)
					Annual Incentive Plans		Long-Term Incentive Plans
Gregory A. Yull(3) CEO & President	2010 2009 2008	418,317 350,202 399,635	N/A N/A N/A	398,440 N/A N/A	N/A N/A 178,500	(7)	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A		816,757 350,202 578,135
Bernard J. Pitz(4) Chief Financial Officer	2010 2009 2008	360,000 55,385 N/A	N/A N/A N/A	N/A 193,350 N/A	49,315 N/A N/A	(10)	N/A N/A N/A	N/A N/A N/A	353,113 N/A N/A	(11)	762,428 248,735 N/A
Victor DiTommaso(5) Chief Financial Officer	2010 2009 2008	N/A 220,480 286,200	N/A N/A N/A	N/A N/A 113,757	N/A N/A 233,496	(6)	N/A N/A N/A	N/A N/A N/A	279,900 N/A N/A	(8)	279,900 220,480 633,453
Jim Bob Carpenter Sr. Vice President ECP and Procurement	2010 2009 2008	306,123 282,254 322,235	N/A N/A N/A	45,707 N/A 113,757	N/A N/A 269,411	(6)	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A		351,830 282,254 705,403
Shawn Nelson Senior Vice-President Industrial Business Unit(12)	2010 2009 2008	271,298 250,144 278,750	N/A N/A N/A	45,707 N/A N/A	55,000 N/A 75,000	(9) (7)	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A		372,005 250,144 353,750
Doug Nalette Senior Vice President Operations(12)	2010 2009 2008	251,567 231,952 254,423	N/A N/A N/A	45,707 N/A N/A	55,000 N/A 75,000	(9) (7)	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A		352,274 231,952 329,423

(1)	Value of awards granted on June 10, 2010 to Jim Bob Carpenter, Shawn Nelson and Doug Nalette using the Black-Scholes method, a commonly-used method, using the following assumptions: estimated volatility assumption of 59.23%, estimated dividend yield of 0%, interest rate of 2.87%, and option term of six years. The value of awards granted on August 8, 2010 to Greg Yull was determined using the following assumptions: estimated volatility assumption of 63.32%, estimated dividend yield of 0%, interest rate of 2.43% and option term of six years.
(2)	The value of perquisites received by each of the Named Executive Officers, including property or other personal benefits provided to the Named Executive Officers that are not generally available to all employees, were not in the aggregate greater than the lesser of $50,000 or 10% of the Named Executive Officer’s total salary for the financial year.
(3)	Prior to June 8, 2010, Mr. Yull was President, Distribution Products (Tapes & Films).
(4)	Mr. Pitz was appointed CFO of the Corporation effective on November 12, 2009.
(5)	Mr. DiTommaso resigned from the position of CFO of the Corporation effective on November 12, 2009.
(6)	The annual incentives paid to Messrs. DiTommaso and Carpenter in fiscal 2008 were in accordance with stay for pay agreements entered into on June 28, 2007, as amended on December 11, 2007.
(7)	The annual incentive paid to Mr. Yull and Mr. Nelson in fiscal 2008 was based on the Tapes & Film Division attaining specific performance goals in fiscal 2007.
(8)	Mr. DiTommaso resigned from the position of Chief Financial Officer of the Company effective November 12, 2009. This amount represents a severance payment.

(9)	The annual incentive paid to Mr. Nelson and Mr. Nalette in 2010 was based on the Tapes & Film Division attaining specific performance goals in fiscal 2009.
(10)	The annual incentive paid to Mr. Pitz was based on a pro rata bonus for 2009 pursuant to the terms of his employment agreement.
(11)	This amount represents the tax gross-up paid by the Company to Bernard J. Pitz with respect to the reimbursement of the loss on the sale of his home and relocation costs (these costs amounted to $660,990).
(12)	Officer of Intertape Polymer Corp., a wholly owned subsidiary of the Corporation.

Incentive Plan Awards

The following table sets out the details of all outstanding stock options granted to the Named Executive Officers during the fiscal year ended December 31, 2010.

	Option-Based Awards				Share-Based Awards
Name	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Value of Unexercised In-the-Money Options(1) ($)	Number of Performance Shares that have not Vested (#)	Market or Payout Value of Performance Shares that have not Vested(2) ($)
Gregory A. Yull	350,000	1.90	08/04/2020	N/A	N/A	N/A
Bernard J. Pitz	N/A	N/A	N/A	N/A	N/A	N/A
Jim Bob Carpenter	35,000	2.19	06/10/2016	N/A	N/A	N/A
Shawn Nelson	35,000	2.19	06/10/2016	N/A	N/A	N/A
Doug Nalette	35,000	2.19	06/10/2016	N/A	N/A	N/A

(1)	This column contains the aggregate value of in-the-money unexercised options as at December 31, 2010, calculated based on the difference between the market price of the common shares on the TSX underlying the stock options as at December 31, 2010 (being $1.17) and the exercise price of the stock options.
(2)	Calculated based on the market price of the common shares on the TSX underlying the performance shares as at December 31, 2010 (being $1.17).

Incentive Plan Awards – Value Vested or Earned During the Year

The following table sets out, for each NEO, the value of option-based awards and share-based awards which vested during the year ended December 31, 2010 and the value of non-equity incentive plan compensation earned during the year ended December 31, 2010.

Name	Option-Based Awards – Value Vested During the Year(1)	Share-Based Awards – Value Vested During the Year	Non-Equity Incentive Plan Compensation – Value Earned During the Year
Gregory A. Yull	nil	nil	nil
Bernard J. Pitz	nil	nil	nil
Jim Bob Carpenter	nil	nil	nil
Shawn Nelson	nil	nil	nil
Doug Nalette	nil	nil	nil

(1)	Calculated based on the difference between the market price of the common shares underlying the options at the vesting date and the exercise price of the options on the vesting date.

For a description of the terms and conditions of the ESOP, see below under the heading “Securities Authorized for Issuance under Equity Compensation Plans – Executive Stock Option Plan.”

Termination and Change of Control Benefits

The following agreements between the Corporation and Named Executive Officers were in effect at the end of the Corporation’s most recently-completed financial year.

The Corporation entered into “change of control” agreements as of January 2001 with Mr. Jim Bob Carpenter (Sr. Vice President, ECP and Procurement), and as of November 17, 2009 with Bernard J. Pitz (Chief Financial Officer). These agreements provide that if, within a period of six months after a change of control of the Corporation: (a) the executive voluntarily terminates his employment with the Corporation; or (b) the Corporation terminates the executive’s employment without cause, such executive will be entitled to, subject to the restrictions of Section 409A of the Internal Revenue Code of 1986, in deferred compensation, a lump sum in the case of his resignation or an indemnity in lieu of notice in a lump sum in the case of his termination, equal to 12 to 24 months of such executive’s remuneration at the effective date of such resignation or termination, depending on his seniority.

Furthermore, these agreements also provide that if during the term of the executive’s employment a bona fide offer is made to all shareholders of the Corporation which, if accepted, would result in a change of control of the Corporation, then, subject to any applicable law, all of the executive’s options which have not yet become vested and exercisable shall become vested and exercisable immediately. Upon expiry of such bona fide offer, if it does not result in a change of control of the Corporation, all of the executive’s unexercised options which were not vested prior to such offer, shall immediately revert to their unvested status and to their former provisions with respect to the time of their vesting.

The Corporation entered into an Executive Employment Agreement (the “Agreement”) with Gregory A. Yull. Pursuant to the terms of the Agreement, Mr. Yull shall receive an annual base salary of $450,000, increased to $475,000 commencing June 1, 2011 and $500,000 commencing on June 1, 2012. Mr. Yull shall also be entitled to a performance bonus for each fiscal year ranging from zero to 100% of his then current annual base salary based on the achievement of specific goals that are mutually agreed to between Mr. Yull and the Board. For 2011, Mr. Yull’s bonus will be based on the Corporation achieving certain target amounts for EBITDA (as defined above) and cash flow from operations after changes in working capital. During the first three years of Mr. Yull’s employment, commencing June 8, 2010, Mr. Yull shall be granted 350,000 stock options annually in accordance with the Corporation’s Executive Stock Option Plan (“ESOP”) and thereafter at the discretion of the Board. The options to be granted during each of the first three years shall become exercisable in annual increments of 25% on each of the first four anniversaries of the grant date. Such options shall expire on the tenth anniversary of the grant date, subject to the early expiry provisions of the ESOP. The exercise price of such options shall be equal to the closing market price on the last trading day prior to the date of such grant. Fifty percent (50%) of the shares acquired by Mr. Yull pursuant to the exercise of the options granted under the Executive Employment Agreement must be retained by Mr. Yull and not sold or disposed of for a period of three years following the date when the option is exercised. Further, pursuant to the Agreement, Mr. Yull shall receive a reasonable car allowance or leased vehicle, be entitled to participate in all employee benefit programs established by the Corporation, and be reimbursed for his annual dues for the Laurel Oak Golf and Country Club and the Restigouche Club.

Provided Mr. Yull has served under the Agreement a minimum of five years, unless earlier terminated by the Corporation without cause or by Mr. Yull for good reason, he shall receive a defined benefit supplementary pension annually for life equal to the lesser of (i) $600,000 if he separates from service at age 65 or older, $570,000 at age 64, $540,000 at age 63, $510,000 at age 62, $480,000 at age 61, or $450,000 at age 60, and (ii) two percent of the average of his total cash compensation (base salary and performance bonus) for the highest five years of his employment during the prior ten years as of the time of separation, multiplied by his years of service with the Corporation. In the event of Mr. Yull’s death, his surviving spouse would receive 50% of the annual supplement pension benefit within ninety days of his death and continuing annually during her lifetime.

In the event the Corporation terminates Mr. Yull’s employment for any reason other than cause, or Mr. Yull terminates his employment for Good Reason as defined in the Agreement, Mr. Yull shall be entitled to severance pay in an amount equal to two times the sum of his base salary and the average performance bonus paid to Mr. Yull in the last two fiscal years ending on the date prior to his date of termination. Subject to the restrictions of Section 409A of the Internal Revenue Code of 1986, such amount shall be paid 65% in a lump sum and the balance in eight equal quarterly installments. In addition, all unvested options that would otherwise vest during the 24 months following the date of termination shall be immediately vested and remain exercisable for a period of twelve months. Lastly, the retirement benefits set forth above shall vest.

In the event that Mr. Yull’s employment is terminated as a result of his Permanent Disability, as defined in the Agreement, or death, he shall be entitled to receive (i) accrued and unpaid base salary earned up to the date of termination, (ii) a pro-rated performance bonus that he would have received in respect of the fiscal year in which the termination occurred, (iii) vacation pay earned up to the date of termination, and (iv) provided the date of termination is on or after the fifth year anniversary of the Agreement, the retirement benefits set forth above shall vest. In addition, all unvested stock options held by Mr. Yull shall immediately vest and remain exercisable for a period of nine months following the date of termination for Permanent Disability or death.

In the event that Mr. Yull’s employment is terminated by the Corporation without cause or for Good Reason within two years of a Change of Control, as defined in the Agreement, then he shall be entitled to receive (i) accrued and unpaid base salary earned up to the date of termination, (ii) a pro-rated performance bonus that he would have received in respect of the fiscal year in which the termination occurred, based upon the average performance bonus paid to Mr. Yull in the last two fiscal years, (iii) vacation pay earned up to the date of termination, and (iv) severance pay in an amount equal to three times the sum of his base salary and the average performance bonus paid in the last two fiscal years immediately preceding the date of termination. In addition, all unvested stock options held by Mr. Yull shall immediately vest and remain exercisable for a period of 36 months following the date of termination, and the retirement benefits set forth above shall vest. Mr. Yull shall also be entitled to participate, at his cost, in the benefits under the Corporation’s medical and dental benefit program until such time as he reaches the age of eligibility for coverage under Medicare. Lastly, disability and life insurance benefits shall be provided for the benefit of Mr. Yull pursuant to any benefit plans and programs then provided by the Corporation generally to its executives and continue for a period of 36 months following the date of termination.

Mr. Yull has also agreed to a customary non-compete for two years from the date of termination.

On October 30, 2009, the Corporation entered into an employment letter agreement with Bernard J. Pitz. Pursuant to the terms of the letter agreement, Mr. Pitz receives an annual base salary of $360,000. Mr. Pitz is also entitled to a bonus ranging from zero to 100% of his then current annual base salary based on the achievement of specific goals that are mutually agreed to between Mr. Pitz and the Board. For 2011, Mr. Pitz’ bonus will be based on the Corporation achieving certain target amounts for EBITDA (as defined above) and cash flow from operations after changes in working capital. Further, Mr. Pitz was awarded 182,927 options in 2009 with a grant price of $3.44. In addition, the Corporation agreed to cover Mr. Pitz’ relocation costs.

On June 28, 2007, the Corporation entered into Retention Bonus Letter Agreements with Jim Bob Carpenter, Sr. Vice-President, ECP and Procurement, of the Corporation, and with Victor DiTommaso, former Chief Financial Officer of the Corporation. The Retention Bonus Letter Agreements were amended on December 11, 2007. The Retention Bonus Letter Agreements provided for the payment of a retention bonus equal to one year of the executive’s then-current base salary if the executive remained in the employ of the Corporation until the earlier of: (i) his release date (if any) as determined by the Corporation; and (ii) June 28, 2008. Accordingly, retention bonuses in the amounts of $269,411 and $233,496 were paid to Mr. Carpenter and Mr. DiTommaso, respectively, on or about June 28, 2008.

Director Compensation

The Corporation paid its directors an aggregate of $392,500 for their services as directors in respect of the fiscal year ended December 31, 2010.

Name	Fees earned ($)	Share-based awards ($)	Option-based awards(1) ($)	Non-equity incentive plan compensation ($)	Pension value ($)	All other compensation ($)	Total ($)
Eric E. Baker	N/A	N/A	65,295	N/A	N/A	N/A	65,295
Melbourne F. Yull	8,500	N/A	65,295	N/A	N/A	N/A	73,795
Gregory A. Yull	N/A	N/A	398,440	N/A	N/A	N/A	398,440
Robert M. Beil	71,500	N/A	13,059	N/A	N/A	N/A	84,559
George J. Bunze	91,500	N/A	13,059	N/A	N/A	N/A	104,559
Robert J. Foster	46,500	N/A	39,177	N/A	N/A	N/A	85,677
Torsten A. Schermer	84,500	N/A	13,059	N/A	N/A	N/A	97,559
Jorge N. Quintas	59,000	N/A	13,059	N/A	N/A	N/A	72,059
Allen Cohen	31,000	N/A	N/A	N/A	N/A	N/A	31,000

(1)	Value of awards granted on June 10, 2010 using the Black-Scholes method, a commonly-used method, using the following assumptions: estimated volatility assumption of 59.23%, estimated dividend yield of 0%, interest rate of 2.87%, and option term of six years.

On September 5, 2007, the Board established the following compensation for the Corporation’s directors: (i) directors of the Corporation who are not also officers of the Corporation receive an annual fee of $30,000 for their services as directors; (ii) directors of the Corporation who are not also officers of the Corporation receive an attendance fee of $1,000 for each meeting of the Board or a committee thereof attended in person and a fee of $500 for each meeting of the Board or a committee thereof in which the director participates by telephone; (iii) the Chairman of the Audit Committee receives an annual fee of $10,000; (iv) other members of the Audit Committee receive an annual fee of $5,000; (v) the Chairman of the Compensation Committee receives an annual fee of $5,000; and (vi) other members of the Compensation Committee receive an annual fee of $2,000. In addition to the regular compensation, in 2010 there were additional one time fees paid regarding the search for a new CEO and audit related accounting issues. The foregoing fees are paid on a semi-annual basis.

Advisory Services Agreements

In 2010, the Corporation entered into agreements with companies controlled by two of the current members of the Board of Directors. These agreements replaced the advisory services agreements noted below that expired on December 31, 2009. These agreements require the provision of support services that include the duties of Executive Director and Chairman of the Board and qualify as related party transactions in the normal course of operations, which are measured at the exchange amount.

The Executive Director support services agreement was effective from January 1, 2010 through September 30, 2010 and provided for monthly compensation in the amount of $50,000. This agreement expired on September 30, 2010 and was not replaced. The Chairman of the Board support services agreement is effective from January 1, 2010 through the earlier of June 30, 2011 or the termination of Mr. Eric Baker’s services as Chairman of the Board and provides for monthly compensation in the amount of CDN$25,000. These amounts are in lieu of the fees otherwise paid to Directors for their services.

During the year ended December 31, 2007, the Corporation entered into three advisory services agreements, two with companies controlled by two current members of the Board of Directors and one with a corporation controlled by a former senior officer of the Corporation. The advisory services include business planning and corporate finance activities and qualified as related party transactions in the normal course of operations, which are measured at the exchange amount. Effective December 31, 2008, the Corporation terminated the advisory services agreement with the Corporation controlled by its former senior officers.

The agreements with the companies controlled by the two current members of the Board of Directors were effective through December 31, 2009. The agreements provided for monthly compensation beginning January 2008 in the amounts of US$75,000 and CDN$100,000 per month for a minimum of at least three months. Beginning April 1, 2008, the Corporation’s financial commitment relating to the services of two of the three companies was US$50,000 and CDN$100,000 per month and remained in effect through December 31, 2009. Effective November 2008, the companies controlled by the two current members of the Board of Directors each agreed to a 10% reduction in their monthly compensation. This reduction in compensation continued through November 2009.

The advisory services agreements also provided for an aggregate performance fee payable on July 1, 2010 based on the difference between the average price of the Corporation’s common shares for the ten trading days prior to July 1, 2010 on the Toronto Stock Exchange (“TSX”) (the “Average Price”) and the Canadian offering price included in the Corporation’s 2007 rights offering of CDN$3.61 multiplied by an aggregate of 2.2 million, provided that the Average Price exceeds CDN$4.76. This provision survived the expiration of the term of the agreements until July 1, 2010. The average stock price for the ten trading days prior to July 1, 2010 did not exceed CDN$4.76, and accordingly no performance fee was paid.

Pension and Post-Retirement Benefit Plans

The following table sets out the entitlement of the Executive Director under the defined benefit plans that provide for payments or benefits at, following, or in connection with retirement (all figures were calculated using the accounting methods and assumptions disclosed in Note 16 to the Consolidated Financial Statements of the Corporation for the fiscal year ended December 31, 2010).

Name	Number of Years Credited Service	Annual Benefits Payable ($)		Accrued Obligation to Start of Year ($)	Compensatory Change ($)	Non-Compensatory Change ($)	Accrued Obligation at Year End ($)
		At Year End	At Age 65
Melbourne F. Yull	25	260,935	N/A	2,991,199	N/A	N/A	2,940,644

Melbourne F. Yull was Chairman of the Board of Directors and Chief Executive Officer of the Corporation from January 11, 1995 to June 14, 2006. Prior thereto, Mr. Yull was the President and a director of the Corporation or a predecessor thereof, from 1981. The former employment agreement entered into between the Corporation and Mr. Yull provides that Mr. Yull receives from the Corporation a defined benefit supplementary pension annually for life in an amount equal to 2% of the average of Mr. Yull’s annual gross salary for the final five years of his employment with the Corporation, multiplied by his years of service with the Corporation to retirement. Accordingly, Mr. Yull receives a pension from the Corporation in an amount of $260,935 per year.

The Corporation maintains defined contribution pension plans in the United States and Canada. Each NEO participates in the “US Plan”. The US Plan is a defined contribution pension plan and qualifies as a deferred salary arrangement under section 401(k) of the United States Internal Revenue Code. Under the US Plan, employees who have been employed for at least 90 days may defer a portion of their pre-tax earnings subject to statutory limitations. The Corporation may make discretionary contributions for the benefit of eligible employees. The US Plan permits eligible employees to choose how their account balances are invested on their behalf within a range of investments options provided by third-party fund managers. The following table sets out the Corporation’s contributions to the pension plan and the accumulated value as at December 31, 2010 for each NEO.

Name	Accumulated Value at Start of Year ($)	Compensatory ($)	Non-Compensatory ($)	Accumulated Value at Year End ($)
Gregory A. Yull	221,182	N/A	22,841	121,960	(1)
Bernard J. Pitz	N/A	N/A	15,231	16,434
Jim Bob Carpenter	206,751	N/A	22,841	262,518
Shawn Nelson	214,335	N/A	25,565	203,120	(1)
Doug Nalette	74,161	N/A	5,994	24,104	(1)

(1)	The accumulated value at year-end reflects losses in the fiscal year ending December 31, 2010 as a result of the negative performance of the underlying investments, as well as any withdrawals or additions, if any.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets out certain details as at December 31, 2010 with respect to the Corporation’s plans pursuant to which equity securities of the Corporation are authorized for issuance.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,355,769	$4.44	2,540,336
Equity compensation plans not approved by security holders	—	—	—

Total	3,355,769	$4.44	2,540,336

The options referred to in the table above were granted under the ESOP.

Executive Stock Option Plan

In 1992, the Corporation established the ESOP in respect of the common shares of the Corporation, which has been amended from time-to-time. At a special meeting of shareholders of the Corporation held on September 5, 2007, shareholders approved the most recent amendment to the ESOP, which increased the maximum number of common shares that may be issued under the ESOP to a number equal to 10% of the issued and outstanding common shares of the Corporation from time-to-time. The ESOP is administered by the Board.

The purpose of the ESOP is to promote a proprietary interest in the Corporation among the executives, key employees and directors of the Corporation and its subsidiaries, in order to both encourage such persons to further the development of the Corporation and assist the Corporation in attracting and retaining key personnel necessary for the Corporation’s long-term success. The Board designates from time-to-time those persons to whom options are to be granted and determines the number of common shares covered by such options. Generally, participation in the ESOP is limited to persons holding positions that can have an impact on the Corporation’s long-term results.

The number of common shares to which the options relate is determined by taking into account, inter alia, the market value of the common shares and each optionee’s base salary.

The following is a description of certain features of the ESOP, as required by the Toronto Stock Exchange:

a)	options expire not later than ten years after the date of grant and, unless otherwise determined by the Board, all vested options under a particular grant expire 24 months after the vesting date of the last tranche of such grant;

b)	options vest at the rate of 25% per year, beginning, in the case of options granted to employees, on the first anniversary date of the grant and, in the case of options granted to non-management directors, on the date of the grant;

c)	the aggregate number of options that may be granted to directors who are not part of management may not exceed 1% of the number of issued and outstanding common shares of the Corporation;

d)	the exercise price of the options is determined by the Board, but cannot be less than the “Market Value” of the common shares of the Corporation, defined in the ESOP as the closing price of the common shares on the Toronto Stock Exchange for the day immediately preceding the effective date of the grant;

e)	notwithstanding the foregoing, “Market Value” cannot be lower than the closing price of the common shares on the Toronto Stock Exchange for the day immediately preceding the effective date of the grant;

f)	the number of common shares reserved for issuance to any person cannot exceed 5% of the number of issued and outstanding common shares of the Corporation;

g)	the number of common shares issuable to any one “reporting insider” (as defined in National Instrument 55-104 – Insider Reporting Requirements and Exceptions) of the Corporation and such person’s associates within a one-year period cannot exceed 5% of the number of issued and outstanding common shares of the Corporation;

h)	the number of common shares reserved for issuance pursuant to stock options granted to “insiders” under the ESOP or any other compensation arrangement of the Corporation cannot exceed 10% of the number of issued and outstanding common shares of the Corporation, and the number of common shares issuable to “insiders” within a one-year period under the ESOP or any other compensation arrangement of the Corporation cannot exceed 10% of the number of issued and outstanding common shares of the Corporation;

i)	options granted under the ESOP may not at any time be repriced;

j)	options granted under the ESOP may not be assigned;

k)	in the event that a bona fide offer to purchase all or part of the outstanding common shares is made to all shareholders, notice thereof must be given by the Corporation to all optionees and all options will become immediately exercisable, but only to the extent necessary to enable an optionee to tender his or her shares should the optionee so desire;

l)	the ESOP does not provide for financial assistance from the Corporation to optionees;

m)	when a director of the Corporation ceases to be a director, all non-vested options are immediately cancelled and the former director is entitled to exercise, within a period of three months from such event, options that had vested at the time the director ceased to be a director;

n)	in the case of retirement, all non-vested options are immediately cancelled and the former employee is entitled to exercise, within a period of twelve months from retirement, options that had vested at the time of retirement;

o)	in the case of an optionee’s or director’s death, all non-vested options are immediately cancelled and the estate is entitled to exercise, within a period of twelve months from death, options that had vested at the time of death; and

p)	when a optionee ceases to be an employee of the Corporation or a subsidiary for any reason other than retirement or death, all non-vested options are immediately cancelled and the optionee is entitled to exercise, within a period of three months from the termination of employment, options that had vested at the time of termination of employment.

As at May 3, 2011, there were options outstanding under the ESOP to purchase an aggregate of 3,164,319 common shares, representing 5.4% of the issued and outstanding common shares of the Corporation, and a total of 2,731,786 common shares were available for future grants of stock options, representing 4.6% of the issued and outstanding common shares of the Corporation.

AUDIT COMMITTEE INFORMATION

Reference is made to the subsection entitled “Audit Committee” under Item 6D in the Corporation’s Annual Report on Form 20-F for the fiscal year ended December 31, 2010 for required disclosure relating to the Audit Committee. The Annual Report on Form 20-F is available under the Corporation’s “company profile” on SEDAR at www.sedar.com and can be obtained by contacting the Secretary of the Corporation at 9999 Cavendish Blvd., Suite 200, Ville-St-Laurent, Québec H4M 2X5, telephone (514) 731-7591.

APPOINTMENT OF AUDITORS

Except where authorization to vote with respect to the appointment of auditors is withheld, the persons named in the accompanying form of proxy intend to vote for the appointment of Raymond Chabot Grant Thornton LLP, Chartered Accountants, as the auditors of the Corporation until the next annual meeting of shareholders.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

Aggregate Indebtedness

The following table sets out the aggregate indebtedness to the Corporation and its subsidiaries, as at May 3, 2011, of the executive officers, directors, employees and former executive officers, directors and employees of the Corporation and its subsidiaries. As at May 3, 2011, the indebtedness, if any, of such persons to other entities was not the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Corporation or any subsidiary thereof.

Purpose	To the Corporation or its subsidiaries		To ano ther entity
Share purchases	$107,500	**	N/A
Other	N/A		N/A

**	Repayment shall be made over a period of thirty-six (36) months commencing June 1, 2011.

Indebtedness of Directors and Executive Officers under Securities Purchase and Other Programs

The following table sets out for: (i) each individual who is, or at any time during the fiscal year ended December 31, 2010 was, a director or executive officer of the Corporation; (ii) each proposed nominee for election as a director of the Corporation; and (iii) each associate of any such director, executive officer or proposed nominee, the indebtedness of such person since January 1, 2008, to: (a) the Corporation or any of its subsidiaries; or (b) another entity, if such indebtedness has been the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Corporation or any subsidiary thereof, other than “routine indebtedness” as defined in National Instrument 51-102 Continuous Disclosure Obligations of the Canadian Securities Administrators.

Name and principal position	Involvement of the Corporation or subsidiary	Largest amount outstanding during fiscal year ended December 31, 2010 ($)	Amount outstanding as at May 3, 2011 ($)		Financially- assisted securities purchases during fiscal year ended December 31, 2010 (#)	Security for indebtedness	Amount forgiven during fiscal year ended December 31, 2010 ($)
Securities Purchase Programs
Gregory A. Yull Chief Executive Officer & President	The Corporation is the lender	$107,500	$107,500	**	N/A	N/A	nil
Other Programs	—	N/A	N/A		N/A	N/A	N/A

**	Repayment shall be made over a period of thirty-six (36) months commencing June 1, 2011.

The foregoing amounts were loaned in connection with the purchase of common shares of the Corporation.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

For the purposes of this Circular, “informed person” means: (i) a director or executive officer of the Corporation; (ii) a director or executive officer of a person or corporation that is itself an informed person or subsidiary of the Corporation; (iii) any person or corporation who beneficially owns, or exercises control or direction over, directly or indirectly, voting securities of the Corporation or a combination of both, carrying more than 10% of the voting rights attached to all outstanding voting securities of the Corporation, other than voting securities held by the person or corporation as underwriter in the course of a distribution; and (iv) the Corporation if it has purchased, redeemed or otherwise acquired any of its own securities, for so long as it holds any of its securities.

To the best of the Corporation’s knowledge, no informed person or proposed director of the Corporation, and no associate or affiliate of the foregoing persons, at any time since the beginning of its last completed financial year, has or had any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any transaction since the beginning of its last completed financial year that has materially affected the Corporation or any of its subsidiaries, or in any proposed transaction that could materially affect the Corporation or any of its subsidiaries, or in any matter to be acted upon at this Meeting.

OTHER MATTERS

Management of the Corporation knows of no other matter to come before the Meeting other than those referred to in the Notice of Meeting. However, if any other matters which are not known to management should properly come before the Meeting, the accompanying form of proxy confers discretionary authority upon the persons named therein to vote on such matters in accordance with their best judgment.

SHAREHOLDER PROPOSALS

The CBCA provides that a registered holder or beneficial owner of shares that is entitled to vote at an annual meeting of the Corporation may submit to the Corporation notice of any matter that the person proposes to raise at the meeting (referred to as a “Proposal”) and discuss at the meeting any matter in respect of which the person would have been entitled to submit a Proposal. The CBCA further provides that the Corporation must set out the Proposal in its management proxy circular along with, if so requested by the person who makes the Proposal, a statement in support of the Proposal by such person. However, the Corporation will not be required to set out the Proposal in its management proxy circular or include a supporting statement if, among other things, the Proposal is not submitted to the Corporation at least 90 days before the anniversary date of the notice of meeting that was sent to the shareholders in connection with the previous annual meeting of shareholders of the Corporation. As the notice in connection with the Meeting is dated May 3, 2011, the deadline for submitting a Proposal to the Corporation in connection with the next annual meeting of shareholders is February 3, 2012.

The foregoing is a summary only. Shareholders should carefully review the provisions of the CBCA relating to Proposals and consult with a legal advisor.

CORPORATE GOVERNANCE

National Policy 58-201 Corporate Governance Guidelines and National Instrument 58-101 Disclosure of Corporate Governance Practices set out a series of guidelines for effective corporate governance. The guidelines address matters such as the composition and independence of corporate boards, the functions to be performed by boards and their committees, and the effectiveness and education of board members. Each reporting issuer, such as the Corporation, must disclose on an annual basis and in prescribed form, the corporate governance practices that it has adopted. The following is the Corporation’s required annual disclosure of its corporate governance practices.

1.	Board of Directors

(a)	Disclose the identity of directors who are independent.

The Board considers that Robert M. Beil, George J. Bunze, Torsten A. Schermer, Jorge N. Quintas and Robert J. Foster are independent within the meaning of National Instrument 52-110 Audit Committees.

(b)	Disclose the identity of directors who are not independent, and describe the basis for that determination.

The Board of Directors considers that Melbourne F. Yull, Gregory A. Yull and Eric E. Baker are not independent within the meaning of National Instrument 52-110 Audit Committees. Mr. Melbourne F. Yull was the Executive Director of the Corporation and is associated with Sammana Group Inc., which entered into a support services agreement with the Corporation. Mr. Gregory A. Yull is the Chief Executive Officer of the Corporation, and Mr. Baker is a shareholder, director and senior officer of Altacap II Inc., which has entered into a support services agreement with the Corporation.

(c)	Disclose whether or not a majority of directors are independent. If a majority of directors are not independent, describe what the board of directors does to facilitate its exercise of independent judgment in carrying out its responsibilities.

The Board of Directors considers that five of the eight directors are independent within the meaning of National Instrument 52-110 Audit Committees. Accordingly, a majority of the Board of Directors is independent. In addition, all three members of the Audit Committee of the Board of Directors are independent directors. The members of the Audit Committee are George J. Bunze (Chairman), Robert J. Foster and Torsten A. Schermer. If necessary, the independent members of the Board of Directors can meet without the presence of the non-independent directors.

(d)	If a director is presently a director of any other issuer that is a reporting issuer (or the equivalent) in a jurisdiction or a foreign jurisdiction, identify both the director and the other issuer.

The following director is currently a director of another issuer that is a reporting issuer (or the equivalent) in a jurisdiction of Canada or a foreign jurisdiction:

Name of Director	Issuer
George J. Bunze	Stella-Jones Inc.

(e)	Disclose whether or not the independent directors hold regularly-scheduled meetings at which non-independent directors and members of management are not in attendance. If the independent directors hold such meetings, disclose the number of meetings held since the beginning of the issuer’s most recently completed financial year. If the independent directors do not hold such meetings, describe what the board does to facilitate open and candid discussion among its independent directors.

The independent directors do not hold regularly-scheduled meetings at which non-independent directors and members of management are not in attendance. If necessary, the independent directors can hold such meetings.

(f)	Disclose whether or not the chair of the board is an independent director. If the board has a chair or lead director who is an independent director, disclose the identity of the independent chair or lead director, and describe his or her role and responsibilities. If the board has neither a chair that is independent nor a lead director that is independent, describe what the board does to provide leadership for its independent directors.

Eric E. Baker, the Chairman of the Board of Directors, is not an independent director. The Board of Directors has not appointed a lead director. In each of their respective areas, the chairman of the Audit Committee and Compensation Committee provide leadership for the independent directors.

(g)	Disclose the attendance record of each director for all board meetings held since the beginning of the issuer’s most recently completed financial year.

During the period from January 1, 2010 through December 31, 2010, the Board of Directors held seven (7) meetings. Attendance of directors at the foregoing meetings is set out in the table below.

Board Member	# of Meetings Attended
Melbourne F. Yull	7
Eric E. Baker	7
Jorge N. Quintas	6
George J. Bunze	7
Torsten A. Schermer	7
Robert M. Beil	7
Robert J. Foster(1)	2
Gregory A. Yull(2)	2

(1)	Mr. Robert J. Foster was appointed to the Board on June 8, 2010.
(2)	Mr. Gregory A. Yull was appointed to the Board on August 2, 2010.

2.	Board Mandate

Disclose the text of the board’s written mandate. If the board does not have a written mandate, describe how the board delineates its role and responsibilities.

The mandate of the Board is to supervise the management of the business and affairs of the Corporation, including the development of major policies and strategies and the identification of the risks of the Corporation’s business and the implementation of the appropriate systems to manage these risks. The formal mandate of the Board is set out in Schedule A to this Circular.

3.	Position Description

(a)	Disclose whether or not the board has developed written position descriptions for the chair and the chair of each board committee. If the board has not developed written position descriptions for the chair and/or the chair of each board committee, briefly describe how the board delineates the role and responsibilities of each such position.

The position description of the Chairman of the Board of Directors is set out in Schedule B to this Circular.

(b)	Disclose whether or not the board and CEO have developed a written position description for the CEO. If the board and CEO have not developed such a position description, briefly describe how the board delineates the role and responsibilities of the CEO.

The Corporation’s Chief Executive Officer was appointed by the Board on June 8, 2010. The position description for the Chief Executive Officer, as previously adopted by the Board of Directors, is set forth below.

The Chief Executive Officer of the Corporation has the responsibility for:

(i) Directing the business and affairs of the Corporation by establishing, deploying and actuating a strategic plan, as well as operating plans/budgets as approved by the Board of Directors.

(ii) Setting objectives for the Corporation consistent with the aforementioned strategic plan.

(iii) Providing strategic directions to the management of the Corporation so that the Corporation may achieve expected results.

(iv) Determining and directing the overall objectives, policies and operating plans, both long- and short-term, of the Corporation in accordance with the Board of Directors’ mandate.

(v) Subject to Board of Directors’ approval, developing and monitoring the various research and development programs consistent with the strategy of the Corporation.

(vi) Ensuring that the Corporation has in place proper guidelines to provide for efficient, safe and long-term operations with focus on product quality. Ensuring that resources are made available to enact or to exceed such guidelines.

(vii) Analyzing the operating results of the organization and its principal components and ensuring appropriate steps are taken to address significant/material areas of concern affecting the Corporation’s balance sheet, assets, operating results, liabilities or risks of the business.

(viii) Ensuring that the Board of Directors receives sufficient, timely information on all material aspects of the Corporation’s operations.

(ix) Ensuring that a carefully-designed organization is in place and that the support provided to such organization is consistent with the strategy and objectives of the Corporation.

(x) Reviewing and recommending the employment or termination of all senior management personnel for Board of Directors’ approval.

(xi) Actively assisting in the recruitment, training, development and retention of personnel within the Corporation in order to provide for the future management of the Corporation.

(xii) Evaluating the performance of the senior management of the Corporation.

(xiii) Monitoring the Corporation’s compliance with current regulatory and disclosure rules.

(xiv) Exploring opportunities for the Corporation’s growth, either through investment and/or acquisitions, as well as dispositions of unproductive or non-strategic assets.

(xv) Acting as a member of the Board of Directors.

(xvii) Building the corporate profile with the public and with investor communities, including with analysts who follow the Corporation.

(xviii) Identifying business risks and outlining plans to manage or mitigate such risks.

(xix) Maintaining contact with other industry participants and government officials at senior levels.

(xx) Ensuring that the appropriate information and disclosure are being provided to the shareholders of the Corporation.

4.	Orientation and Continuing Education

(a)	Briefly describe what measures the board takes to orient new directors regarding

(i)	the role of the board, its committees and its directors, and

(ii)	the nature and operation of the issuer’s business.

Upon a director’s election or appointment to the Board, the director receives all of the various corporate governance documents that have been adopted by the Corporation. Additionally, the director participates in meetings with members of management of the Corporation, is given a tour of certain of the Corporation’s operational facilities and is briefed on the strategic policies and strategic direction of the Corporation.

(b)	Briefly describe what measures, if any, the board takes to provide continuing education for its directors. If the board does not provide continuing education, describe how the board ensures that its directors maintain the skill and knowledge necessary to meet their obligations as directors.

The Corporation relies on the fact that each director has had considerable prior corporate experience and that each director has the necessary expertise to serve as an effective director of the Corporation. While the Corporation has no formal process currently in place to provide for the continuing education of its directors, various members of senior management of the Corporation report to the Board on an informal and formal basis regularly in order to keep the directors up-to-date on various matters concerning the business and affairs of the Corporation. Counsel to the Corporation in both the United States and Canada is also available to advise the Board of Directors on new developments in relevant areas of the law.

5.	Ethical Business Conduct

(a)	Disclose whether or not the board has adopted a written code for the directors, officers and employees. If the board has adopted a written code;

(i)	disclose how a person or company may obtain a copy of the code;

The Corporation’s Code of Business Conduct and Ethics (the “Code of Conduct”) applies to each of the Corporation’s directors, officers and employees. A copy of the Code of Conduct is available under the Corporation’s “company profile” on SEDAR at www.sedar.com.

(ii)	describe how the board monitors compliance with its code, or if the board does not monitor compliance, explain whether and how the board satisfies itself regarding compliance with its code;

All directors, officers and employees of the Corporation are strongly encouraged to discuss all issues with appropriate personnel at the Corporation in cases where they suspect that a potential breach of the Code of Conduct may have occurred. Any waiver of a provision of the Code of Conduct for executive officers or directors of the Corporation may be made only by the Board or a committee thereof and will be promptly disclosed as required by law or by the regulations of the Toronto Stock Exchange. To the knowledge of the directors and officers of the Corporation, there has not been any instance of departure from the Code of Conduct within the last twelve months. Persons who violate the standards set out in the Code of Conduct will be subject to disciplinary action.

The Code of Conduct is provided to each employee of the Corporation at the time of his or her commencement of employment, as well as to each director and officer of the Corporation at the time of his or her election or appointment. The Code of Conduct covers a variety of subject matters that are related to proper business conduct and ethics, including conflicts of interest, discrimination and harassment in the work place, the health and safety of employees, confidentiality obligations and insider-trading prohibitions. Compliance with these subject matters is ultimately monitored by the Board in different ways depending on the specific matter in question.

For example, as concerns insider trading, at the designated time during each financial quarter, a member of the Board instructs management to inform the Corporation’s personnel in writing when the regular trading black-out period begins and ends. Further, members of the Board are also involved when a decision has to be made as to whether an additional trading black-out period is warranted in the event that certain material information may be accessible by the Corporation’s personnel prior to its divulgation to the public.

As concerns matters such as discrimination and harassment and the health and safety of employees, it is the Corporation’s supervisors and managers who are responsible for regularly monitoring such matters. These managers prepare written reports dealing with these matters on a regular basis. The reports are then reviewed by members of senior management, who are responsible for bringing any specific concerns to the attention of the Board.

Section 14 of the Code of Conduct sets out that employees are to discuss any compliance matters or concerns with a supervisor or manager or, if they prefer, to discuss them with Shutts & Bowen LLP, the Corporation’s U.S. legal counsel.

The Corporation’s supervisors and managers and counsel at Shutts & Bowen LLP, as the case may be, each have ready access to the Board.

(iii)	provide a cross-reference to any material change report filed since the beginning of the issuer’s most recently completed financial year that pertains to any conduct of a director or executive officer that constitutes a departure from the code.

There	are no such reports.

(b)	Describe any steps the board takes to ensure directors exercise independent judgment in considering transactions and agreements in respect of which a director or executive officer has a material interest.

Under the CBCA, to which the Corporation is subject, a director or officer of the Corporation must disclose to the Corporation, in writing or by requesting that it be entered in the minutes of meetings of the Board, the nature and extent of any interest that he or she has in a material contract or material transaction, whether made or proposed, with the Corporation, if the director or officer: (a) is a party to the contract or transaction; (b) is a director or an officer, or an individual acting in a similar capacity, of a party to the contract or transaction; or (c) has a material interest in a party to the contract or transaction. Subject to limited exceptions set out in the CBCA, the director cannot vote on any resolution to approve the contract or transaction.

Further, it is the policy of the Corporation that an interested director or officer recuse himself or herself from the decision-making process pertaining to a contract or transaction in which he or she has an interest.

(c)	Describe any other steps the board takes to encourage and promote a culture of ethical business conduct.

In 2007, the Audit Committee established the “Whistle Blower Policy and Procedures” as part of the Code of Conduct. The purpose of the “Whistle Blower Policy and Procedures” is to provide a means by which accounting and audit-related complaints can be handled by the Audit Committee, thus providing an anonymous method by which employees can report, if any, questionable accounting, internal accounting controls, and auditing matters which would constitute a violation of the Corporation’s accounting policies, without fear of retaliation against good-faith whistleblowers.

6.	Nomination of Directors

(a)	Describe the process by which the board identifies new candidates for board nomination.

The Nominating & Governance Committee identifies and recommends to the Board, when appropriate, skill sets and individuals who could add value to the Board.

(b)	Disclose whether or not the board has a nominating committee composed entirely of independent directors. If the board does not have a nominating committee composed entirely of independent directors, describe what steps the board takes to encourage an objective nomination process.

The members of the Nominating & Governance Committee are Eric E. Baker, Robert M. Beil, and George J. Bunze. The Nominating & Governance Committee is not composed entirely of independent directors, inasmuch as Eric E. Baker is not an independent director. The majority of the members of the Nominating & Governance Committee, however, are independent, as is a majority of the members of the Board, ensuring any candidate recommended to the Board by the Nominating & Governance Committee is approved by a majority of independent members of the Nominating & Governance Committee and the Board.

(c)	If the board has a nominating committee, describe the responsibilities, powers and operation of the nominating committee.

The members of the Nominating & Governance Committee are appointed by the Board annually. The charter of the Nominating & Governance Committee is set out in Schedule D to this Circular and states that the committee will inter alia:

(i)	assess on an annual basis the effectiveness of the Board as a whole as well as periodically evaluate the contribution of individual members of the Board;

(ii)	review, on a periodic basis, the size and composition of the Board and ensure than an appropriate number of unrelated directors sit on the Board;

(iii)	identify individuals qualified to become members of the Board as may be required and recommend to the Board new nominees for appointment;

(iv)	provide appropriate orientation to any new members of the Board;

(v)	recommend to the Board corporate governance guidelines and review the sufficiency of such guidelines on a periodic basis; and

(vi)	review and advise the Board at least annually as to corporate governance issues.

7.	Compensation

(a)	Describe the process by which the board determines the compensation for the issuer’s directors and officers.

With respect to the compensation of the Corporation’s officers, see “Compensation of Executive Officers and Directors – Compensation Discussion and Analysis – Compensation Process” above.

(b)	Disclose whether or not the board has a compensation committee composed entirely of independent directors. If the board does not have a compensation committee composed entirely of independent directors, describe what steps the board takes to ensure an objective process for determining such compensation.

The Compensation Committee is composed entirely of independent directors within the meaning of National Instrument 52-110 Audit Committees. The members of the Compensation Committee are Robert M. Beil (Chairman), Torsten A. Schermer and Jorge N. Quintas.

(c)	If the board has a compensation committee, describe the responsibilities, powers and operation of the compensation committee.

The mandate of the Compensation Committee is described above under the heading “Compensation of Executive Officers and Directors – Compensation Discussion and Analysis – Compensation Process”.

(d)	If a compensation consultant or advisor has, at any time since the beginning of the issuer’s most recently completed financial year, been retained to assist in determining compensation for any of the issuer’s directors and officers, disclose the identity of the consultant or advisor and briefly summarize the mandate for which they have been retained. If the consultant or advisor has been retained to perform any other work for the issuer, state that fact and briefly describe the nature of the work.

During the fiscal year ending December 31, 2010, the board did not retain the services of a compensation consultant or advisor.

8.	Other Board Committees

If the board has standing committees other than the audit, compensation and nominating committees, identify the committees and describe their function.

The only committee of the Board other than the Audit Committee, Compensation Committee and Nominating & Governance Committee is the Executive Committee, which is comprised of Eric E. Baker and Melbourne F. Yull. The function of the Executive Committee is to provide strategic direction for the Corporation.

9.	Assessments

Disclose whether or not the board, its committees and individual directors are regularly assessed with respect to their effectiveness and contribution. If assessments are regularly conducted, describe the process used for the assessments. If assessments are not regularly conducted, describe how the board satisfies itself that the board, its committees, and its individual directors are performing effectively.

All directors are, from time to time, required to complete a director’s questionnaire designed to assist the Board in assessing each director, the Board as a whole, and each committee of the Board. The results of these assessments are discussed at a meeting of the Board.

ADDITIONAL INFORMATION

Financial information about the Corporation is contained in its Amended and Restated Consolidated Financial Statements and Management’s Discussion and Analysis for the fiscal years ended December 31, 2010 and 2009, and additional information about the Corporation is available under the Corporation’s “company profile” on SEDAR at www.sedar.com.

If you would like to obtain, at no cost to you, a copy of any of the following documents:

(a)	the latest Form 20-F filed in lieu of an Annual Information Form of the Corporation together with any document, or the pertinent pages of any document, incorporated by reference therein;

(b)	the Amended and Restated Consolidated Financial Statements of the Corporation for the fiscal years ended December 31, 2010 and 2009 together with the accompanying report of the auditors thereon and any interim financial statements of the Corporation for periods subsequent to December 31, 2010 and Management’s Discussion and Analysis with respect thereto; and

(c)	this Circular,

please send your request to:

Intertape Polymer Group Inc.

9999 Cavendish Blvd.

Suite 200

Ville-St-Laurent, Québec

H4M 2X5

telephone: (514) 731-7591

telecopier: (514) 731-5039

AUTHORIZATION

The contents and the mailing of this Circular have been approved by the Board of Directors of the Corporation.

Christopher J. Winn
Secretary

Montreal, Québec

May 3, 2011

SCHEDULE A

MANDATE OF THE BOARD OF DIRECTORS OF THE CORPORATION

The mandate of the Board of Directors is to supervise the management of the business and affairs of the Corporation, including the development of major policies and strategies and the identification of the risks of the Corporation’s business and implementation of the appropriate systems to manage these risks.

The Board of Directors has the responsibility for:

1.	Executive/Senior Management

1.1	Selecting, appointing, evaluating and (if necessary) terminating the Chief Executive Officer.

1.2	Succession planning, including appointing, training and monitoring the performance of senior management.

1.3	Approving the compensation of the senior management team and the remuneration of the Board of Directors.

2.	Business Strategy/Plans/Budgets

2.1	The development of major policies and strategies of the Corporation, as well as the approval of strategic plans and the monitoring of the Corporation’s performance against plans.

2.2	Approving annual capital and operating plans and monitoring performance against those plans.

2.3	Approving all material amendments or departures proposed by management from established strategy, capital and operating budgets or matters of policy which diverge from the ordinary course of business.

3.	Finance

3.1	Approving dividend distributions to the Corporation’s shareholders, if any.

4.	Audit/Risk Management

4.1	Establishing policies and processes to identify business risks and ensure that systems and actions are in place to manage such risks.

4.2	Recommending the appointment of the external auditors to the shareholders at their annual meeting.

4.3	Approving external auditor scope of work and fees for annual audits and the scope of work and fees of any non-audit related projects or engagements.

4.4	Approving the quarterly and annual financial statements, the quarterly and annual Management’s Discussion and Analysis and the related news releases.

4.5	Establishing policies and processes to ensure the integrity of the Corporation’s internal control and management information systems.

5.	Corporate Governance

5.1	Providing appropriate orientation for new Directors.

5.2	Assessing, on an annual basis, the effectiveness of the Board as a whole, as well as periodically evaluating the contribution of individual members of the Board.

5.3	Approving a process for communication with the Corporation’s shareholders.

5.4	Approving the nominees as Directors for election to the Board of Directors at the annual meeting of shareholders.

5.5	Establishing committees of the Board of Directors and approving their Chair, their respective mandates and the limits of authority delegated to each of these committees.

5.6	Monitoring compliance with the Corporation’s Code of Conduct and Business Ethics.

5.7	Establishing an effective process of corporate governance consistent with applicable regulatory requirements.

SCHEDULE B

POSITION DESCRIPTION OF THE CHAIRMAN OF THE BOARD

OF DIRECTORS OF THE CORPORATION

The Chairman of the Board of Directors of the Corporation has the responsibility for:

1.	Providing leadership to the Board of Directors.

2.	Overseeing its effectiveness and ensuring that it meets its obligations and responsibilities.

3.	Monitoring and coordinating the functions of the Board of Directors with management of the Corporation.

4.	Chairing all Board of Directors’ and shareholders’ meetings.

5.	Ensuring that adequate advance information is distributed to the Directors and that the Board of Directors receives regular updates on all issues important to the affairs of the Corporation.

6.	Meeting with members of the Board of Directors and each Board of Directors’ committee to ensure full utilization of individual capacities and the optimum performance of the Board of Directors and each of its committees.

7.	Reviewing progress made by management of the Corporation in executing the Board of Directors’ decisions and plans in conformity with the Corporation’s policies.

8.	Being available to provide counsel to management of the Corporation on major policy issues such as acquisitions, divestitures and financial structure.

9.	Participating in external activities involving the representation of the Corporation to its major stakeholders, including its shareholders, the financial community, governments and the public.

10.	At the request of the Board of Directors, undertaking specific assignments for the Board of Directors.

SCHEDULE C

POSITION DESCRIPTION OF THE CHIEF EXECUTIVE OFFICER OF THE CORPORATION

The Chief Executive Officer of the Corporation has the responsibility for:

1.	Directing the business and affairs of the Corporation by establishing, deploying and actuating a strategic plan, as well as operating plans/budgets as approved by the Board of Directors.

2.	Setting objectives for the Corporation consistent with the aforementioned strategic plan.

3.	Providing strategic directions to the management of the Corporation so that the Corporation may achieve expected results.

4.	Determining and directing the overall objectives, policies and operating plans, both long- and short-term, of the Corporation in accordance with the Board of Directors’ mandate.

5.	Subject to Board of Directors’ approval, developing and monitoring the various research and development programs consistent with the strategy of the Corporation.

6.	Ensuring that the Corporation has in place proper guidelines to provide for efficient, safe and long-term operations with focus on product quality. Ensuring that resources are made available to enact or to exceed such guidelines.

7.	Analyzing the operating results of the organization and its principal components and ensuring appropriate steps are taken to address significant/material areas of concern affecting the Corporation’s balance sheet, assets, operating results, liabilities or risks of the business.

8.	Ensuring that the Board of Directors receives sufficient, timely information on all material aspects of the Corporation’s operations.

9.	Ensuring that a carefully-designed organization is in place and that the support provided to such organization is consistent with the strategy and objectives of the Corporation.

10.	Reviewing and recommending the employment or termination of all senior management personnel for Board of Directors’ approval.

11.	Actively assisting in the recruitment, training, development and retention of personnel within the Corporation in order to provide for the future management of the Corporation.

12.	Evaluating the performance of the senior management of the Corporation.

13.	Monitoring the Corporation’s compliance with current regulatory and disclosure rules.

14.	Exploring opportunities for the Corporation’s growth, either through investment and/or acquisitions, as well as dispositions of unproductive or non-strategic assets.

15.	Acting as a member of the Board of Directors.

16.	Building the corporate profile with the public and with investor communities, including with analysts who follow the Corporation.

17.	Identifying business risks and outlining plans to manage or mitigate such risks.

18.	Maintaining contact with other industry participants and government officials at senior levels.

19.	Ensuring that the appropriate information and disclosure are being provided to the shareholders of the Corporation.

SCHEDULE D

NOMINATING & GOVERNANCE COMMITTEE CHARTER

1.	PURPOSE

The Nominating & Governance Committee (the “Committee”) of Intertape Polymer Group Inc. (the “Corporation”) is a committee appointed by the Board of Directors (the “Board”), whose primary function is to assist the Board in fulfilling its applicable responsibilities to the Corporation, its shareholders, and others by:

(a)	assessing on an annual basis the effectiveness of the Board as a whole as well as evaluating periodically the contribution of individual Board members;

(b)	identifying individuals qualified to become Board members and recommending to the Board new nominees for appointment to the Board for the next annual meeting of the shareholders;

(c)	providing appropriate orientation to new directors;

(d)	recommending to the Board director nominees for each committee;

(e)	recommending to the Board the Corporate Governance Guidelines applicable to the Corporation (the “Guidelines”); and

(f)	reviewing and advising the Board at least annually as to corporate governance issues.

2.	COMPOSITION AND MEETINGS

(1)	The Committee shall consist of such Directors as are determined by the Board (but in no event shall the Board consist of fewer than three or more than eleven members). Until otherwise required by law or the rules of an exchange, only a majority of the members shall be unrelated directors (as defined by The Toronto Stock Exchange) and shall meet the independence requirements of the New York Stock Exchange. In addition, each member of the Committee shall be required to review and become fully familiar with the Guidelines and this Charter.

(2)	The members of the Committee and its Chairman shall be appointed by the Board on an annual basis, or until their successors are duly appointed. Unless a Chair is elected by the Board, the members of the Committee may designate a Chair by majority vote of the full Committee Membership.

(3)	The Committee shall meet at least twice a year or more frequently as circumstances require. The Committee may ask members of management or others to attend meetings or to provide information as necessary. The Committee shall have full access to all information it deems appropriate for the purpose of fulfilling its role. In addition, the Committee may, if authorized by the Board, retain the services of outside experts to the extent required.

(4)	A quorum for the transaction of business at any meeting of the Committee shall be a majority of the members of the Committee or such greater number as the Board or Committee shall by resolution determine.

(5)	Meetings of the Committee shall be held from time to time, as any Committee member may request upon 48 hours notice to each of the members. The notice period may be waived by all members of the Committee. Each of the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer or the Secretary shall be entitled to request that any member of the Committee call a meeting.

3.	ROLE

(1)	The Committee shall make regular reports to the Board, including the prompt submission to the Board of minutes of all Committee meetings.

(2)	The Committee shall provide to the Board a timely summary of its composition and activities for insertion in the Corporation’s annual report.

(3)	The Committee shall annually review this Charter and recommend to the Board any proposed changes.

(4)	The Committee should, as necessary or appropriate, establish qualifications for directors and procedures for identifying possible nominees who meet these criteria.

(5)	The Committee should analyze the needs of the Board when vacancies arise on the Board and identify and recommend to the Board nominees who meet such needs.

(6)	The Committee shall review, on a periodic basis, the size and composition of the Board and ensure that an appropriate number of unrelated and independent directors sit on the Board.

(7)	The Committee may, if authorized by the Board, obtain the advice and assistance from legal, accounting or other advisors.

(8)	The Committee shall assess (i) at least annually, the effectiveness of the Board as a whole and the other Board committees, and (ii) at least every three (3) years, the contribution and qualification of individual directors, including making recommendations where appropriate that a sitting director be removed or not reappointed.

(9)	The Committee should provide orientation or information as requested to new directors.

(10)	The Committee shall review with the Board the Committee’s judgment as to the quality of the Corporation’s governance and the sufficiency of the Guidelines and suggest changes to the Guidelines as determined appropriate.

(11)	Notwithstanding the foregoing and subject to applicable law, nothing contained in this Charter is intended to require the Committee to ensure the Corporation’s compliance with applicable laws or regulations.

The Committee is a committee of the Board and as such is not, and shall not be, deemed to be an agent of the Corporation’s shareholders for any purpose whatsoever. The Board may, from time to time, permit minor departures from the terms hereof, either prospectively or retrospectively, and no provision contained herein is intended to give rise to civil liability to security holders of the Corporation or other liability whatsoever.